EXHIBIT 4.7

FIRST AMENDMENT TO $53,000,000 TERM LOAN AGREEMENT

This FIRST AMENDMENT TO TERM LOAN AGREEMENT dated as of November 22, 2005 (this “Amendment”) by and among Annaco General Partnership, a Delaware general partnership, as borrower (the “Borrower”), Chriscorp ULC, a Nova Scotia unlimited liability company (“Chriscorp”) and HenCorp LLC, a Delaware limited liability company (“Hencorp”, and together with Chriscorp, the “Guarantors” and collectively with the Borrower, the “Credit Parties”), as guarantors, the lenders (the “Lenders”) from time to time party to the Term Loan Agreement (as defined below) and Bank of America, N.A. (as assignee of Banc of America Leasing & Capital, LLC, as successor to Fleet Capital Corporation), as Administrative and Collateral Agent (the “Agent”), amends that certain Term Loan Agreement dated as of April 5, 2001 (as amended, restated, supplemented or modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the Guarantors, the Lenders and Fleet Capital Corporation, as administrative and collateral agent.

WHEREAS, pursuant to that certain Omnibus Assignment Agreement dated as of November     , 2005 (the “Assignment”), Banc of America Leasing & Capital, LLC (as successor to Fleet Capital Corporation) has transferred and assigned to Bank of America, N.A. all of its interest in and to its rights and obligatons under the Term Loan Agreement and the Loan Documents and Bank of America, N.A. has assumed all of such rights and obligations;

WHEREAS, the parties hereto wish to amend certain provisions of the Term Loan Agreement the reflect the Assignment and to extend the Term Loan Maturity Date;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto hereby agree as follows:

1.     Capitalized Terms. Capitalized terms used herein which are defined in the Term Loan Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.     Amendments to Term Loan Agreement. Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Borrower, the Guarantor, each Lender and the Agent agree that, effective as of the date hereof (the “First Amendment Effective Date”), the Term Loan Agreement is amended, without effecting novation, as follows:

(a)           Amendment to Section 1.1. Section 1.1 of the Term Loan Agreement is hereby amended by adding the following new definitions (to the extent not already included in Section 1.1) and inserting the same in the appropriate alphabetical location and amending the following definitions (to the extent already included in Section 1.1) to read in their entirety as follows:

“Agent” means Bank of America, N.A in its capacity as administrative and collateral agent for the Lenders hereunder, and any successor thereto in such capacity.

“Collateral” means (i) the economic interests in the Borrower held by the General Partners, (ii) capital stock of Chriscorp held by the Borrower, (iii) the membership interests in the LLC held by the Borrower and Chriscorp, (iv) the rights and interests of the LLC under the $60MM Term Loan Facility and in all collateral pledged as security therefor, and (v) the rights and interests of the Credit Parties in all funds from time to time on deposit in bank accounts of the Credit Parties maintained with Bank of America, N.A.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A., as its prime rate in effect at its principal office in Boston, Massachusetts; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Bank of America, N.A., as Administrative and Collateral Agent of the credit facility contemplated hereby.

“Term Loan Maturity Date” means April 7, 2007.

“$60MM Term Loan Facility” means the term loan facility established by the LLC in favor of Nova Tube and Steel, Inc. and American Steel and Aluminum Corporation under the Term Loan Agreement of even date herewith among Nova Tube and Steel, Inc. and American Steel and Aluminum Corporation, as borrowers, Integrated Steel Industries, Inc. as guarantor, the LLC as Lender and Fleet Capital Corporation as Administrative and Collateral Agent ,as such agreement may be amended, supplemented or otherwise modified from time to time.

(b)           Amendment to Section 8.5. Section 8.5 of the Term Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 8.5:

“8.5        Investments; Hedging Agreements. The Credit Parties will not make or permit to remain outstanding any Investment, except (i) Investments by the Borrower in the Guarantors, (ii) Investments by Chriscorp in the LLC, (iii) the loan under the $60MM Term Loan Facility, and (iii) Investments consisting of funds of the Credit Parties on deposit in the bank accounts listed on Schedule 5.14; provided that the aggregate amount of all funds of the Credit Parties on deposit in bank accounts maintained at financial institutions other than Bank of America, N.A. shall not exceed $75,000 at any time. The Credit Parties will not enter into any Hedging Agreements.”

(c)           Amendment to Section 11.1. Section 11.1 of the Term Loan Agreement is hereby amended by deleting subclause (c) thereof and replacing it in its entirety with the following new subclause (c):

“(c)         if to the Agent, to Bank of America, N.A., One Federal Street, Mail Stop MA5-503-07-19, Boston, Massachusetts 02110, Attention:  Gregory Kress (Fax no.: (617) 654-1167), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts 02199, Attention:  David Ruediger (Fax no. (617) 227-4420); and”

(d)           Amendment to Schedule 2.1. Schedule 2.1 to the Term Loan Agreement shall be amended in its entirety as set forth on the new Schedule 2.1 attached hereto.

3.             Confirmation of Guaranty by Guarantor. Each Guarantor hereby confirms and agrees that all indebtedness, obligations and liabilities of the Borrower under the Term Loan Agreement as amended hereby, whether any such indebtedness, obligations and liabilities are now existing or hereafter arising, due or to become due, actual or contingent, or direct or indirect, constitute “Obligations” under and as defined in the Term Loan Agreement and, subject to the limitation set forth in Section 3.8 of the

Term Loan Agreement, are guarantied by and entitled to the benefits of the Guaranty. Each Guarantor hereby ratifies and confirms the terms and provisions of the Guaranty and agrees that all of such terms and provisions remain in full force and effect.

4.     No Default; Representations and Warranties, etc. Each Credit Party hereby represents, warrants and confirms that: (a) the representations and warranties contained in Article 5 of the Term Loan Agreement are true and correct in all material respects on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, such Credit Party shall be in compliance in all material respects with all of the terms and provisions set forth in the Term Loan Agreement on its part to be observed or performed thereunder; (c) after giving effect to this Amendment, no Default shall have occurred and be continuing; (d) the execution, delivery and performance by such Credit Party of this Amendment (i) has been duly authorized by all necessary action on the part of such Credit Party, (ii) will not violate any applicable law or regulation or the organizational documents of such Credit Party, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding on such Credit Party, and (iv) does not require any consent, waiver or approval of or by any Person (other than the Agent and Lenders) which has not been obtained.

5.     Conditions to Effectiveness. The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent:

(a)           The Agent shall have received a counterpart of this Amendment duly executed by the Borrower, the Guarantors and each Lender;

(b)           The Agent shall have received evidence that all conditions precedent to the effectiveness of the to the $60MM Term Loan Facility Amendment (as defined herein) have been duly executed, delivered and satisfied; and

(c)           The Agent shall have received and approved such other documents, certificates and information as the Agent shall reasonably request in connection with the Assignment, including, without limitation all necessary amendments, modifications or confirmations to the Loan Documents in effect as of the First Amendment Effective Date duly executed and delivered so as to ensure the continued effectiveness of the security interests created thereby and to reflect the Assignment, in each case covering such matters as shall be requested by the Agent.

6.     Acknowledgement. The parties hereto hereby acknowledge and agree that all references in the Term Loan Agreement to the $60MM Term Loan Facility shall be deemed to refer to the $60MM Term Loan Facility as amended from time to time and as amended by that certain Fourth Amendment to Term Loan Agreement dated as of November 22, 2005 (the “$60MM Term Loan Facility Amendment”) by and among Nova Tube and Steel, American Steel and Aluminum Corporation, Nova Tube Indiana, LLC, the guarantors party thereto, Hencorp LLC and Bank of America, N.A. as administrative and collateral agent.

7.     Miscellaneous.

(a)           The Credit Parties, the Agent and the Lenders hereby ratify and confirm the terms and provisions of the Term Loan Agreement and the other Loan Documents and agree that, except to the extent specifically amended hereby and except as otherwise specifically amended in one or more amendments to the Loan Documents of even date herewith, the Term Loan Agreement, the other Loan Documents and all related documents shall remain in full force and effect. Nothing contained herein shall constitute a waiver of any provision of the Loan Documents, except such waivers as are expressly set forth herein.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent.

(c)           The Borrower agrees to pay all reasonable expenses, including legal fees and disbursements incurred by the Lenders in connection with this Amendment and the transactions contemplated hereby.

(d)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

ANNACO GENERAL PARTNERSHIP

By:	/s/ D. Bryan Jones
Name:	D. Bryan Jones
Title:	President

GUARANTORS

CHRISCORP ULC

By:	/s/ D. Bryan Jones
Name:	D. Bryan Jones
Title:	President

HENCORP LLC

By:	/s/ B. Neil Snellings, Jr.
Name:	B. Neil Snellings, Jr.
Title:	President

AGENT

BANK OF AMERICA, N.A., as assignee of Banc of America Leasing & Capital, LLC (successor to Fleet Capital Corporation), as Administrative and Collateral Agent

By:	/s/ Gregory Kress
Name:	Gregory Kress
Title:	Vice President